Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the common stock, par value $0.01 per share, of Nasdaq, Inc. may be jointly filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D as of the date set forth below.

Dated: November 3, 2023

ADENZA PARENT, LP

By:	/s/ Holden Spaht
Name:	Holden Spaht
Title:	Vice President

THOMA BRAVO UGP, LLC

By:	/s/ Holden Spaht
Name:	Holden Spaht
Title:	Managing Partner